SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2004

Verticalnet, Inc.

(Exact name of Registrant as Specified in its Charter)

Pennsylvania	000-25269	23-2815834
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chester Field Parkway, Malvern, PA	19355
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (610) 240-0600

Not Applicable

(Former name and former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REQUIRED REGULATION FD DISCLOSURE

On April 6, 2004, Verticalnet received a letter from The Nasdaq Stock Market stating that the Company complies with all requirements for continued listing on The Nasdaq SmallCap Market, that accordingly its securities will continue to be listed on The Nasdaq SmallCap Market and that the hearing file, which was initiated in April 2003, had been closed. Verticalnet has issued a press release, attached hereto as Exhibit 99.1, regarding the Nasdaq notification of the continued listing of its common stock.

Specifically, the Nasdaq letter advised Verticalnet that upon the filing of its Form 10-K for the year ended December 31, 2003, Verticalnet had demonstrated compliance with minimum shareholders’ equity required by the Nasdaq Listing Qualifications Panel for Verticalnet’s continued listing. The letter also advised Verticalnet that the Company had remedied the shareholder approval deficiency under Marketplace Rule 4350(i)(1) that was cited by Nasdaq in its March 30, 2004 letter to the Company. Verticalnet confirmed that it had remedied this deficiency by entering into a Supplemental Agreement, dated March 31, 2004, by and among Verticalnet, Inc., Tigris I Corp. (formerly known as River Acquisition Co., Inc. and successor by merger to Tigris Corp., a New York corporation), and Brent Habig regarding the previously announced merger of Verticalnet and Tigris Corp. Pursuant to the Supplemental Agreement, attached hereto as Exhibit 2.1, Verticalnet issued 480,000 options under Verticalnet’s existing shareholder approved 2000 Equity Compensation Plan in substitution for options held by Tigris employees which Verticalnet assumed under the Merger Agreement.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

2.1	Supplemental Agreement, effective as of January 30, 2004, made as of March 31, 2004, by and among Verticalnet, Inc., Tigris I Corp., formerly known as River Acquisition Co., Inc. and successor by merger to Tigris Corp., a New York corporation, and Brent Habig.

99.1	Press Release, dated April 7, 2004, issued by Verticalnet, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERTICALNET, INC.

Date: April 7, 2004	By:	/s/ Gene S. Godick
	Name:	Gene S. Godick
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Supplemental Agreement, effective as of January 30, 2004, made as of March 31, 2004, by and among Verticalnet, Inc., Tigris I Corp., formerly known as River Acquisition Co., Inc. and successor by merger to Tigris Corp., a New York corporation, and Brent Habig.

99.1	Press Release, dated April 7, 2004, issued by Verticalnet, Inc.